                                                                   EXHIBIT 10.22


                            JOINT VENTURE AGREEMENT

                                   regarding

                               A2000 HOLDING NV


                                    between


                           US WEST INTERNATIONAL BV

                                      and

                     UNITED AND PHILIPS COMMUNICATIONS BV



                               13 FEBRUARY 1996



                                Clifford Chance
                                Apollolaan 171
                               1077 AS Amsterdam
                                The Netherlands
                          Telephone: (+31-20)577-7111
                           Telefax: (+31-20)676-9326
                                 ref. JF/USW-2
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                               TABLE OF CONTENTS
                                                                            Page
                                                                            ----

Article 1:  Definitions and Interpretation ..................................  2

Article 2:  Objectives of the Joint Venture .................................  8

Article 3:  Establishment of Joint Venture Entities .........................  8

Article 4:  Management and Corporate Governance .............................  8
        4.1    Management Structure of A2000 ................................  8
        4.2    Management Structure of KTA .................................. 11
        4.3    General Provisions ........................................... 13
        4.4    Proceedings of the Group Boards .............................. 14
        4.5    Escalation in the Event of a Deadlock ........................ 14
        4.6    Structure Regime ............................................. 15

Article 5.  Funding ......................................................... 16
        5.1    Initial Funding .............................................. 16
        5.2    Additional Funding ........................................... 16
        5.3    No Additional Guarantees ..................................... 17
        5.4    Consequences of Non-Compliance with Funding Obligations ...... 17

Article 6:  Reporting and Accounting ........................................ 17

Article 7:  Distributions ................................................... 18

Article 8:  Supply of Goods and Services by Shareholders and Afffliates ..... 18

Article 9:  Transfer of Joint Venture Interests ............................. 19
        9.1    General Prohibition .........................................  19
        9.2    Permitted Transfers to Affiliates ............................ 19
        9.3    Standstill Period ............................................ 20
        9.4    Right of First Refusal ....................................... 20
        9.5    Initial Public Offering ...................................... 22
        9.6    Obligation to Take Non-Discretionary Action .................. 22

Article 10:  Confidentiality and Non-Competition ............................ 22

Article 11:  Miscellaneous .................................................. 23
        11.1   General Representation and Warranty .......................... 23
        11.2   Previous Arrangements ........................................ 23
        11.3   Costs ........................................................ 23
        11.4   Duration ..................................................... 23
        11.5   Assignment ................................................... 24
        11.6   Notices ...................................................... 24
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        11.7   Compliance with Laws ......................................... 24
        11.8   Governing Law ................................................ 25
        11.9   Disputes ..................................................... 25

THE SCHEDULE:                        THE CURRENT BUSINESS PLAN  ............. 27

                            JOINT VENTURE AGREEMENT


This Agreement is made on the 13th day of February 1996


BETWEEN:

1. US WEST INTERNATIONAL BV, a private limited company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands and having its official seat (statutaire zetel) in Amsterdam and its registered office at Vestdijk 18, 5611 CC Eindhoven, The Netherlands ("US WEST"); and

2. UNITED AND PHILIPS COMMUNICATIONS BV, a private limited company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands and having its registered office at Prof. Dr. Dorgelolaan 28, 5613 AM Eindhoven, The Netherlands ("UPC").

WHEREAS:

(A) US WEST (an indirect subsidiary of US WEST, Inc.), Philips Media Networks (an indirect subsidiary of Philips Electronics NV ("Philips")) and Time Warner Entertainment LP, a limited partnership formed under the laws of the State of New York, United States of America ("Time Warner") have in April 1994 entered into a Memorandum of Understanding (the "Memorandum of Understanding") with the view to investigating the possibility of jointly bidding to acquire all or part of the shares in Kabeltelevisie Amsterdam BV ("KTA"), the operator of the cable television network in the Municipality of Amsterdam;

(B) In the course of the bidding process, Time Warner decided not to participate in the bidding consortium as an equity partner and hence it is not for the time being a party to the joint venture arrangements reflected in this Agreement;

(C) On 23 December 1994, US WEST and Philips entered into binding Heads of Agreement (the "Heads of Agreement"), reflecting the principal terms of their cooperation in the context of the bidding process, and this Agreement and the ancillary documentation hereto are the "Definitive Agreements" as defined in the Heads of Agreement;

(D) On the basis of an Indication of Interest submitted on 14 December 1994, a Firm Offer Document submitted on 14 March 1995 and a Final Offer Document submitted on 19 May 1995, in each case as supplemented by various letters, the Municipal Authority of Amsterdam has selected the consortium consisting of US WEST and Philips to acquire all of the ordinary shares issued in the capital of KTA, Kabeltelevisie Zaanstad BV ("KTZ"), Kabeltelevisie Landsmeer BV ("KTL"), and

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     the businesses and assets of the cable television networks in Purmerend and
     Ouder-Amstel (together the "Unincorporated Networks");

(E) The terms applicable to the acquisition of such shares, businesses and assets are reflected in a series of agreements (the "Acquisition Agreements") entered into on 23 June 1995 between US WEST, Philips, the joint venture entities referred to in this Agreement, and the respective Municipal Authorities of Amsterdam, Zaanstad, Landsmeer, Purmerend and Ouder-Amstel (together the "Municipalities"), closing under these agreements took place on 6 June 1995;

(F) On 2 June 1995 US WEST and Philips Media Networks BV ("PMN") incorporated A2000 Holding NV as a public limited company (naamdoze vennootschap) under the laws of The Netherlands ("A2000"); at the date of closing under the Acquisition Agreements, A2000 acquired all the ordinary shares in the capital of KTA and KTA acquired all the shares in the capital of KTZ and KTL, as well as the businesses and assets of the Unincorporated Networks; one priority share in the capital of KTA remains held by the Municipal Authority of Amsterdam;

(G) The Municipalities have entered into operating agreements with KTA, KTZ and KTL, pursuant to which the Municipalities have agreed to surrender their existing licences (machtigingen) to construct, maintain and operate the cable television networks within their municipal boundaries, so as to allow the respective network operating companies to obtain such licenses in their own name;

(H) PMN has sold and agreed to transfer to UPC all its right and interest in A2000, including its shares in that company; the transfer of such shares is to take place as soon as permission to do so shall have been obtained from the Municipal Authority of Amsterdam under the Acquisition Agreements;

(I) With effect from 29 December 1995, KTA, KTZ and KTL merged into a single legal entity, through a statutory merger (juridische fusie) with KTA as the surviving entity;

(J) US WEST and UPC now wish to set forth in writing the details of the manner in which they will organise their investment in the cable television networks of the Greater Amsterdam Area.

NOW IT IS HEREBY AGREED as follows:

Article 1:  Definitions and Interpretation

1.1  In this Agreement, the following terms shall have the following meanings:

     "A2000" A2000 Holding NV, a public limited company (naamloze vennootschap) incorporated under the laws of The Netherlands and having its registered office at Groenewoudseweg 1, 5621 BA Eindhoven, The Netherlands;

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    "A2000 Group"              A2000, KTA and their subsidiaries from time to
                               time (if any);

    "A2000 Shares"             ordinary shares (gewone aandelen) in the capital
                               of A2000 with a nominal value of NLG 100 (one hundred Netherlands Guilders) each and any securities into which such shares may be converted, combined, sub-divided or amalgamated;

    "Acquisition Agreements"   the Master Agreement entered into between US
                               WEST, PMN, A2000 and the Municipalities, together with the Share Purchase Agreements referred to therein and all ancillary documents executed or to be executed pursuant to and contemporaneously with such Master Agreement and Share Purchase
                               Agreements;

    "Articles of Association"  the articles of association (statuten) of A2000, as the same may be amended or substituted in accordance with Article 4.1(e)(i) from time to time;

    "Bridge Facility"          the bridge facility provided by ABN AMRO Bank NV
                               to US WEST and Philips Media Networks BV on 6
                               July 1995, with respect to which Philips Media
                               Networks BV has since assigned all its rights and obligations to UPC;

    "Business Plan"            the business plan with respect to the Networks,
                               attached hereto as the Schedule, as amended from time to time by the Holding Board in accordance with Article 4. 1 (f)(i);

    "Constitutional Documents" the Articles of Association and the articles of association of KTA;

    "Existing Licenses"        the licenses (machtigingen) to construct,
                               maintain and operate cable television networks
                               (draadomroep-inrichtingen), granted to each of the Municipalities pursuant to Section 21 and
                               Section 22 of the Telecommunications Act of The
                               Netherlands (Wet op de
                               telecommunicatievoorzieningen) and its preceding legislation;

    "Extended Lock-up Period"  the period commencing on 1 January 1999 and ending on 6 July 2001;

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    "Finance Closing Date"     the date on which closing takes place under the
                               project finance arrangements presently being negotiated between the A2000 Group and ABN AMRO Bank NV, and debt funding is made available pursuant to those arrangements;

    "Greater Amsterdam Area"   the geographical area of the Municipalities as
                               they exist on the date hereof;

    "Group Boards"             the Supervisory Boards and Management Boards of
                               A2000 and KTA;

    "Holding Board"            the Supervisory Board of A2000;

    "Initial Lock-up Period"   the period commencing on 6 July 1995 and ending
                               on 31 December 1998;


    "Joint Venture Interest"   with respect to a particular party to this
                               Agreement, all of its A2000 Shares, all rights and obligations with respect to such A2000 Shares arising under this Agreement all rights and obligations arising under any loan agreements entered into by such party or its affiliates (or their respective successors or assignees) with any member of the A2000 Group;

    "KTA" Kabeltelevisie Amsterdam BV, a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands and having its registered office at Willem de Zwijgerlaan 350, 1055 RD Amsterdam, The Netherlands;

    "KTA Shareholders          the Shareholders Agreement entered into on 6 July
      Agreement"               1995 between A2000, KTA and MAA;

    "KTL" Kabeltelevisie Landsmeer BV, a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands which merged into KTA with effect from 29 December 1995, as a result of a statutory merger (juridische fusie);

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    "KTZ"                      Kabeltelevisie Zaanstad BV, a private company
                               with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands which merged into KTA with effect from 29 December 1995, as a result of a statutory merger (juridische fusie);

    "MAA" the Municipal Authority (gemeente) of Amsterdam and its successors in title (including, for the avoidance of doubt, the smaller municipalities into which the existing municipality of Amsterdam may be split up, as well as any Amsterdam City Province (stadsprovincie Amsterdam) which may be established);

    "Managing Director"        bestuurder;

    "Municipalities"           MAA and the Municipal Authorities (gemeenten) of
                               Zaanstad, Landsmeer, Purmerend and Ouder-Amstel and their successors in title;

    "Networks"                 the existing cable networks operated by KTA, as
                               such networks may be upgraded and expanded from time to time;

    "OECD Member Country"      one of the member countries of the Organisation
                               for Economic Cooperation and Development, which currently comprises Australia, Austria, Belgium,
                               Canada, Denmark, Finland, France, Germany,
                               Greece, Iceland, Ireland, Italy, Japan,
                               Luxembourg, The Netherlands, New Zealand, Norway,
                               Portugal, Spain, Sweden, Switzerland, Turkey, the
                               United Kingdom and the United States of America;

    "Qualified Shareholders'
    Resolution"                a resolution of the Shareholders adopted with a
                               majority representing at least seventy-five per cent (75%) of the votes attached to all A2000
                               Shares then in issue

    "Registered Owners"        the person in whose name an A2000 Share is
                               registered in the shareholder's register of A2000
                               (assuming such register is accurate and up-to date);

    "Shareholder"              any person holding one or more A2000 Shares;

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    "Supervisory Director"     commissaris;

    "Transfer"                 with respect to an A2000 Share:
                               (a) any transfer (overdracht), encumbrance
                                   (bezwaring met een beperkt recht) or grant of security interest under foreign law (whether recognized in The Netherlands or not);

                               (b) entering into any agreement, doing any other
                                   act, or omitting to do any act, as a result of which an obligation (verbintenis) to do any of the things referred to in (a) above arises;

                               (c) entering into any agreement, doing any other
                                   act or omitting to any act, as a result of which any person other than the Registered Owner of such A2000 Share:
                                   (i)  acquires a direct economic interest in
                                        the profit, dividend or distribution
                                        entitlements attached to such A2000
                                        Share or in the proceeds realised upon a disposition thereof, and/or
                                   (ii) becomes entitled to exercise or direct
                                        the exercise of any of the voting or
                                        other consensual rights attached to such A2000 Share; or
                               (d) becoming subject to any obligation, duty or
                                   requirement to do any of the things referred to in (a), (b) and (c) above, in each case whether voluntarily or otherwise, whether unconditional or conditional and whether revocable or irrevocable;

    "Unincorporated Networks"  the businesses and assets of the existing cable television networks in Purmerend and Ouder-
                               Amstel, which are the subject of and are described in the relevant Acquisition Agreements;

    "Voice Telephony"          has the meaning attributed thereto in the
                               Telecommunications Services Directive of the
                               Council of the European Union (90/388/EEC; OJ L
                               192/10 24.07.90).

1.2  In this Agreement:

     (a) a reference to a particular agreement or other document shall be construed as a reference to the version of such document which is binding and enforceable on

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           the date hereof, as such document may be novated, assigned, amended and supplemented from time to time hereafter;

     (b) a reference to a company or other legal entity shall be construed so as to include any legal entity or entities into which such company may during the continuance of this Agreement be merged by means of a statutory merger (juridische fusie) or into which it may be split up or demerged, if the laws of its jurisdiction of incorporation allow the statutory split-up or demerger of an existing legal entity into several new legal entities;

     (c) a reference to a "person" includes a reference to a body corporate (rechtspersoon), an unincorporated association and a partnership;

     (d) the term "subsidiary" of a company shall mean a legal entity with respect to which that company is able to direct, immediately or through one or more subsidiaries, (i) the exercise of more than 50% of the votes at a general meeting of shareholders, (ii) the appointment of more than 50% of the members of the Management Board (if any), and (iii) the appointment of more than 50% of the members of the Supervisory Board (if any); and the term "parent" of a company shall mean a legal entity of which such company is a subsidiary within the said meaning;

     (e) the term "affiliate" of a company shall mean a legal entity which is either (i) a subsidiary of that company, (ii) the parent of that company, or (iii) a subsidiary of a parent which is also the parent of that company;

     (f) the term "group company" shall have the meaning attributed in Section 2:24b of the Netherlands Civil Code to the Dutch term groepsmaatschappij;

     (g) references to a company being "wholly-owned" by another entity shall be construed so as to mean that (i) such company is a subsidiary of that other entity, (ii) all voting and other consensual rights with respect to such company may be exercised by that other entity (or by an entity which is itself wholly-owned by that other entity), and
           (iii) that other entity (or an entity which is itself wholly-owned by that other entity) shall be solely entitled, legally and beneficially, to all dividends, distributions to shareholders and other economic rights which under applicable law accrue to the holders of all shares, stakes or other equity interests in such company, including without limitation the rights to the proceeds realised upon a disposition of any such interests;

     (h) references to the singular include a reference to the Plural and vice versa, and references to the masculine include a reference to the feminine and neuter and vice versa;

     (i) references to Recitals, Articles and Schedules are references to Recitals and Articles of and Schedules to this Agreement.

1.3  The Recitals and Schedules form an integral part of this Agreement.

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

1.4 The parties agree that if there is a conflict between a provision of this Agreement and a provision of one of the Constitutional Documents, they shall observe the provisions hereof to the effect that if the Constitutional Documents prescribe the observance of requirements which are less stringent than the corresponding requirements set forth herein, the parties shall observe the latter requirements; and that if the Constitutional Documents prescribe the observance of requirements which are more stringent than the corresponding requirements set forth herein, upon the latter requirements having been satisfied the parties shall without discretion cooperate in ensuring that the former requirements are also satisfied without delay.

Article 2:  Objectives of the Joint Venture

2.1 US WEST and UPC are entering into the arrangements set forth in this Agreement with the view to the operation and expansion, ultimately for their joint account, of the Networks and the licenses related thereto (including the Existing Licences). It is the intention of the parties that the Networks shall be built into state-of-the-art, full service networks delivering audiovisual and telecommunications services to businesses and consumers throughout the Greater Amsterdam Area, within the parameters established in the Business Plan.

2.2 Either party to this Agreement shall be free to pursue interests in The Netherlands similar to the acquisition of the Networks, provided it shall first have discussed the same with the other party, in order to evaluate whether such opportunity could be pursued jointly. In the event that the parties do indeed agree upon a joint approach in a particular case, they shall enter into an addendum to this Agreement, setting forth the structure of the particular investment concerned and specifying which provisions of this Agreement and the ancillary documents executed pursuant hereto shall be applicable to such structure.

Article 3:  Establishment of Joint Venture Entities

A2000 was established on 2 June 1995 and presently has an issued share capital of NLG 200,000 (two hundred thousand Netherlands Guilders), represented by 1,000 (one thousand) A2000 Shares held by US WEST and 1,000 (one thousand) A2000 Shares held by UPC.

Article 4:  Management and Corporate Governance

 4.1 Management Structure of A2000

     The Management Structure of A2000 will be as follows:

     (a) there will be a Supervisory Board, consisting of non-executive Supervisory Directors, and a Management Board, consisting of executive Managing Directors responsible for the day-to-day management of A2000's business and affairs;

     (b) the Supervisory Board of A2000 shall consist of such even number of Supervisory Directors as may be set by Qualified Shareholders' Resolution,

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            which number shall initially be two (2); these Supervisory Directors shall be appointed by the Shareholders as follows:

            (i) one half of the members shall be appointed on the basis of a binding nomination submitted by US WEST; and

            (ii) the other half of the members shall be appointed on the basis of a binding nomination submitted by UPC;

     (c) the Management Board of A2000 shall consist of such even number of members as may be set by Qualified Shareholders' Resolution, which number shall initially be two (2); these members shall be appointed by the Shareholders as follows:

            (i) one half of the members shall be appointed on the basis of a binding nomination submitted by US WEST; and

            (ii) the other half of the members shall be appointed on the basis of a binding nomination submitted by UPC;

     (d) the meetings of the Holding Board shall be chaired by one of the Supervisory Directors, who shall have the title of Chairman (or president-commissaris in Dutch), but who shall not have a casting vote; such Chairman shall be designated by US WEST and UPC on a rotating basis for periods of one year, commencing on I July of each relevant year; the first such Chairman has been designated by US WEST and shall remain in office as such until 30 June 1996;

     (e) the following Actions shall require a Qualified Shareholders' Resolution (either in the form of an autonomous shareholders' decision or in the form of a resolution approving a proposed decision of the Management Board or another relevant body of A2000):

            (i)   amendments to the Constitutional Documents;

            (ii)  changing the nature of A2000's business;

            (iii) the issue of shares, rights to acquire shares (whether by conversion, exchange or otherwise), negotiable debt instruments (schuldbrieven) or other securities;

            (iv) applying for the listing of securities issued by A2000 on a stock exchange;

            (v)   the appointment of auditors;

            (vi)  the adoption (vaststelling) of the annual accounts;


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            (vii)   applying for the bankruptcy (faillissement) of or a
                    moratorium (surseance van betaling) with regard to A2000;

            (viii)  the liquidation of A2000;

            (ix) a statutory merger (juridische fusie) of A2000 with another legal entity or the statutory split-up or demerger of A2000 into several separate legal entities, if and when the laws of The Netherlands shall allow such statutory split-up or demerger;

     (f) the following management decisions with respect to A2000 or any other member of the A2000 Group shall require the prior approval of the Holding Board:

            (i) the determination of the Business Plan and the annual budget and of any material changes thereto;

            (ii) entering into commitments with respect to capital expenditure or other investments individually exceeding an amount of NLG 500,000 (five hundred thousand Netherlands Guilders), if such capital expenditure or investment has been foreseen in the most recent annual budget approved by the Holding Board, or exceeding NLG 100,000 (one hundred thousand Netherlands Guilders), in other cases;

            (iii) entering into material agreements which cannot be terminated by A2000 at less than six (6) months' notice;

            (iv) entering into agreements or other commitments which will or may result in income or expenditure for A2000, where the sum of (and not the difference between) any such income and any such expenditure will or may exceed an amount of NLG 100,000 (one hundred thousand Netherlands Guilders) in any one calendar year or the amount of NLG 500,000 (five hundred thousand Netherlands Guilders) during the projected life of such agreement or other commitment;

            (v) applying for any additional licenses, approvals, permits or registrations with respect to the construction, operation or use of the Networks;

            (vi) mergers with and acquisitions or disposals of other companies or businesses;

            (vii) the establishment of new subsidiaries, participations (deelnemingen) or branches (nevenvestigingen);

            (viii) any transactions involving real property or other registered property (registergoederen);

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

            (ix) borrowing or entering into other financing arrangements with respect to an amount in excess of NLG 100,000 (one hundred thousand Netherlands Guilders), other than by making drawings under borrowing arrangements previously approved by the Holding Board, within the limits and terms of such arrangements, and other than through the obtaining of suppliers' credit on customary terms in the ordinary course of the A2000 Group's business;

            (x) lending money, except to wholly-owned subsidiaries of A2000 in the ordinary course of business;

            (xi) recruiting employees or other staff members whose aggregate cost of employment to A2000 and its subsidiaries will or may exceed an amount of NLG 250,000 (two hundred and fifty thousand Netherlands Guilders) in any one calendar year;

            (xii)   making distributions from A2000's profits or reserves;

            (xiii) participating in litigation, arbitration or other proceedings, whether as plaintiff, defendant, interested party or otherwise, except with respect to summary proceedings which, in the reasonable opinion of the Management Board of A2000, cannot await Holding Board approval (provided that such proceedings must be notified to the members of the Holding Board as soon as possible), urgent measures of a conservatory nature, debt collection proceedings in the ordinary course, disputes with individual employees (other than Managing Directors or persons who report directly to a Managing Director);

            (xiv)   changing the accounting policies and principles of A2000;

            (xv) entering into transactions with one of the Shareholders or an affiliate of one of the Shareholders;

     (g) any one Managing Director of A2000 appointed at the nomination of US WEST acting together with any one Managing Director of A2000 appointed at the nomination of UPC, shall be authorised to sign on behalf of and otherwise represent A2000, provided that any such two Managing Directors may from time to time grant power of attorney to individual Managing Directors of A2000 or to other persons (whether acting jointly or individually) to do such specific acts or things on behalf of A2000 as shall be described in the instrument by which such power of attorney is granted.

 4.2 Management Structure of KTA

     The Management Structure of KTA will be as follows:

     (a) there will be a Supervisory Board, consisting of non-executive Supervisory Directors responsible for deciding its strategy and long-term direction, and a

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            Managing Board, consisting of Managing Directors responsible for the day-to-day management of its business and affairs;

     (b) the KTA Shareholders Agreement sets forth certain arrangements with respect to the appointment of one of the Supervisory Directors and the powers of the Supervisory Board of KTA, which shall apply in addition to (or, in the case of conflict, instead of) the relevant provisions of this Agreement;

     (c) the Supervisory Board of KTA shall consist of an odd number of Supervisory Directors which shall be equal to the number of Supervisory Directors of which the Supervisory Board of A2000 consists (as provided for in Article 4.1(b)), plus one;

     (d)    the Supervisory Directors of KTA shall be appointed as follows:

            (i) one Supervisory Director shall be appointed by MAA, in accordance with the terms of the KTA Shareholders Agreement and KTA's articles of association;

            (ii) the other Supervisory Directors shall be the persons who are the Supervisory Directors of A2000 in office from time to time;

     (e) the Management Board of KTA shall consist of such number of members as may be set by Qualified Shareholders' Resolution, which number shall initially be two (2); these members shall be appointed by the general meeting of shareholders of KTA as follows:

            (i) a President (algemeen directeur) will be appointed on the basis of a binding nomination submitted by UPC; this person must be a Dutch national resident in the Netherlands and will be the most senior executive at KTA, heading all of its operations; this Managing Director may also use the title of "Chief Executive Officer";

            (ii) a Finance Director (financieel directeur) will be appointed on the basis of a binding nomination submitted by US WEST; this person will be second in command of all operations at KTA, as well as being principally responsible for business planning and all financial functions; this Managing Director may also use the titles of "Chief Financial Officer" and "Deputy Chief Executive Officer";

            the Holding Board may adopt and from time to time amend a description of the respective tasks and duties of these Managing Directors;

     (f) KTA shall in addition employ two senior executives, who shall not become members of the Management Board, as follows:

            (i) a Director of Cable Operations will be appointed and employed on the basis of a binding nomination submitted by UPC; this person will be responsible for activities in the field of distributing television and radio programmes;

            (ii) a Director of Telecommunications will be appointed on the basis of a binding nomination submitted by US WEST; this person will be responsible for activities in the field of telephony and other telecommunications services;

     (g) without prejudice to the respective parties' right to nominate candidates for the positions referred to in Articles 4.2(e) and 4.2(f), each appointment shall require to be supported by three/quarters of the members of the Holding Board, with a view to avoiding incompatibility of characters and ensuring the best possible relationships within the management of the A2000 Group;

     (h) actions of KTA shall require approval of the Shareholders or the Holding Board (as the case may be) in the same manner mutatis mutandis as is provided for with respect to actions at the level of A2000 itself in Articles 4.1(e) and 4.1(f);

     (i) without prejudice to the provision of the previous paragraph, the management decisions set forth in Articles 5.2 and 6.2 of the KTA Shareholders Agreement shall require the approval of the Supervisory Board of KTA in the manner set forth in the said provision;

     (j) any two Managing Directors of KTA acting together shall be authorised to sign on behalf of and otherwise represent KTA, provided that any such two Managing Directors may from time to time grant power of attorney to individual Managing Directors of KTA or to other persons (whether acting jointly or individually) to do such specific acts or things on behalf of KTA as shall be described in the instrument by which such power of attorney is granted.

4.3  General Provisions

     (a) The parties agree that they will cause their respective nominees and representatives at all meetings of the Shareholders and, in so far as permitted by law, their nominees or representatives on all Group Boards, always to vote and act in accordance with the terms of this Agreement, so as to give this Agreement full force and effect and to carry out its intent.

     (b) In the event that a party hereto at whose nomination a particular member of a Group Board has been appointed, requests by notice in writing to the other party hereto that such member shall be suspended or dismissed from that Group Board, such other party shall vote and shall procure its affiliates and (together with the requesting party, A2000) to vote in favour of such suspension or dismissal (as the case may be). The same applies mutatis mutandis with respect to the persons employed by KTA pursuant to Article 4.2(f).

     (c) Where reference is made in this Article 4 to a party being entitled to submit a binding nomination, such reference shall be construed as a reference to a binding nomination (bindende voordracht) within the meaning of Sections 2:133 and 2:243 of the Netherlands Civil Code. The parties agree that they shall vote, and that they shall procure their affiliates and A2000 to vote, for the appointment to the relevant office of the person whose name appears first on the nomination with respect to such office submitted by the relevant party in accordance with the terms of this Agreement.

 4.4 Proceedings of the Group Boards

     (a) A meeting of any Group Board may be called by one of its members giving notice to all other members thereof in writing or by telefax, at least 5 (five) days in advance of the day on which the meeting is to be held. Such notice shall summarily describe the subjects to be discussed at the meeting.

     (b) Decisions may be taken at any meeting of a Group Board which has been properly convened in accordance with Article 4.4(a) and at which a majority of the members of such Group Board then in office is present or represented in accordance with Article 4.4(f) below. Unless expressly otherwise provided in this Agreement, decisions about subjects summarily subscribed in the convening notice may be taken at such meetings with a simple majority of votes validly cast. Decisions about matters not described in the notice convening the meeting concerned may only be taken if all members of the relevant Group Board are present or represented in accordance with Article 4.4(f) below and vote in favour of the decision concerned.

     (c) Decisions of the Supervisory Board of KTA shall require a majority representing at least one half of the number of members of which that board must consist pursuant to Article 4.2(c), rounded up to the nearest whole number, plus one.

     (d) The meetings of the Group Boards shall be held within the Greater Amsterdam Area, unless a majority of the members of the relevant Group Board then in office expressly agrees otherwise.

     (e) Meetings of Group Boards may also be held by telephone conference or by the use of such other communications facilities as permit each person participating in the meeting to speak to and hear all other persons participating therein. In addition, the Group Boards may take decisions by written resolution signed by all members of the relevant Group Board then in office, in one or more counterparts. The date of any such written resolution shall be the date on which the last member of the relevant Group Board shall have signed a copy of the same.

     (f) Any member of a Group Board who is unable to attend a meeting of such Group Board may be represented at such meeting by another member of the same Group Board duly authorised to do so for that specific meeting by written proxy. No single member of a Group Board may so represent more than one other member of the same Group Board at any particular meeting.

 4.5 Escalation in the Event of a Deadlock

     (a) In the event that any Group Board (other than the Holding Board) is unable at two subsequent meetings held at least fourteen (14) days after each other to agree on a matter which, in the opinion of at least one-third of the members then in office of the relevant Group Board, is essential to the continued operation and expansion of the Networks in the Greater Amsterdam Area, such matters shall be referred to the Holding Board, which shall then have the right and authority to decide such matter. The parties shall be bound by any decision so taken by the Holding Board and shall procure that A2000 itself, KTA and the parties' respective affiliates shall comply with the terms of any such decision. The notice convening a meeting of the Holding Board for the purpose of deciding a deadlocked issue in accordance with this paragraph shall state that the meeting is to be held for this purpose and shall describe in reasonable detail the issue to be decided and the respective viewpoints of the members of the other Group Board which has been unable to decide thereon.

     (b) If the Holding Board is unable to reach a decision on an issue referred to it in accordance with the previous paragraph, or the Holding Board is unable to reach a decision on a matter for which it is the competent board to decide at two subsequent meetings held at least fourteen (14) days after each other, the matter shall be referred for resolution to the Management Board of Philips (or one of its members designated by such board) and the Board of Directors of US WEST, Inc. (or one of its members designated by such board) to resolve. The parties shall be bound by any decision so taken by the said two boards (or their designated representatives) and shall procure that A2000, KTA and the parties' respective affiliates shall comply with the terms of any such decision. Any such referral shall be made by notice in writing to the said two boards, signed by at least one member of the Holding Board appointed at the nomination of US WEST and at least one member of the Holding Board appointed at the nomination of UPC, and describing in reasonable detail the issue to be decided and the respective viewpoints of the members of the Holding Board.

     (c) If a deadlocked issue has been referred to the Management Board of Philips and the Board of Directors of US WEST, Inc. in accordance with the previous paragraph, and such boards (or their designated representatives) have been unable to reach a decision on such issue within ninety (90) days after the date of the notice referred to in the final sentence of that paragraph, a decision shall be taken in such manner that would be most likely to continue the status quo, without materially increasing the financial obligations of A2000 or KTA or materially deviating from the Business Plan, as the case may be. Notwithstanding the other provisions of this Article 4.5(c), absent consensus amongst the members of a Group Board on a matter presented for their decision, the parties shall cause the members nominated by them to the Group

          Board to vote to approve operating an capital budgets of A2000 and KTA containing expenditures which in the aggregate do not exceed the prior budget by more than 5%.

 4.6 Structure Regime

     If and when statutory law requires the articles of association of any member of the A2000 Group to be amended in order to comply with the provisions of Sections 2:158-164 or 2:268-274 of the Netherlands Civil Code (as the case may be), the parties shall cooperate to include such provisions in the relevant articles of association or to agree on such variations to this Agreement as may be necessary to preserve such powers and interests as are granted to the shareholders of the relevant company under this Agreement, without prejudice to the relevant company's obligations under the above mentioned provisions of the Netherlands Civil Code.

 Article 5.  Funding

 5.1 Initial Funding

     At the Finance Closing Date, each of US WEST and UPC:

     (a)  shall procure that KTA:

          (i) repays to each of them the amounts advanced on 6 July 1995 so as to enable the repayment of loans previously provided by or through the Municipalities and the acquisition of the shares in KTZ, the shares in KTL and the Unincorporated Networks, in the aggregate principal amount for each of them of NLG 114,776,295 (one hundred fourteen million seven hundred seventy-six thousand two hundred and ninety-five Netherlands Guilders);

          (ii) together with interest accrued in respect thereof from 6 July 1995 until the Finance Closing Date, at the rate applicable to the Bridge Facility;

     (b) shall procure that a reduction of share premium (agio) is implemented with respect to A2000, resulting in a cash repayment to each of them in an amount of NLG 44,450,000 (forty-four million four hundred and fifty thousand Netherlands Guilders);

     (c) shall pay with respect to the advances drawn down by each of them respectively under the Bridge Facility, an amount equal to the aggregate of:

          (i) a principal amount of NLG 334,726,295 (three hundred thirty-four million seven hundred twenty-six thousand two hundred and ninety-five Netherlands Guilders); and

          (ii) all interest and costs accrued with respect to the aggregate amount it has drawn under the Bridge Facility, less any such part thereof as it may already have paid; and

     (d) shall do such acts and things as may be necessary or useful in connection with the project finance arrangements being finalised between the A2000 Group and ABN AMRO Bank NV on that date.

For the avoidance of doubt, the parties confirm that US WEST and UPC shall each remain solely responsible for the repayment of principal and the payment of interest and costs with respect to the residual amount which shall remain outstanding under the Bridge Facility after the payments referred to in this
Article  5.1(c) have been made.

5.2 Additional Funding

If, when and to the extent that the Business Plan indicates that further equity or shareholder debt funding is required by any of the entities within the A2000 Group, US WEST and UPC shall procure that the relevant amount shall be made available to the relevant entity within thirty (30) days after the Shareholders have been given written notice by the Chairman of the Holding Board (or by another member of that Board designated for that purpose), requesting payment of the same. Unless the Holding Board decides otherwise, any further equity contribution shall be made either by the issue at par or at a premium of new A2000 Shares to each of the Shareholders in proportion to their then existing holdings of such shares, and any further shareholder debt advance shall be made in the said proportions on terms determined by the Holding Board.

5.3 No Additional Guarantees

Unless the parties hereto specifically agree otherwise, the providers of any external debt attracted by any member of the A2000 Group shall not be offered or granted the benefit of a guarantee from US WEST, UPC or any of their respective group companies outside the A2000 Group.

5.4 Consequences of Non-Compliance with Funding Obligations

In the event that one of the parties (the "Defaulting Shareholder") does not comply with an obligation to provide additional funding pursuant to Article 5.2 either within the thirty (30) day period referred to in that Article or within an additional sixty (60) days after notice from a member of the Holding Board stating that the relevant payment is due and containing a reference to the sanctions set forth in this Article 5.4, all voting and nomination rights of the Defaulting Shareholder pursuant to this Agreement and the Articles of Association shall be suspended until such time as the Defaulting Shareholder shall have complied with its obligations in full.

Article 6:  Reporting and Accounting

6.1 The parties shall procure that the Management Board of A2000 shall, beginning in 1996, and each year thereafter:

     (a) before 1 November of each year, prepare and submit to the Holding Board, with a copy to each of the Shareholders, a draft budget with respect to the following financial year, together with a draft of any resulting revisions of the Business Plan, for approval by the Holding Board in accordance with Article 4.1(f)(i);

     (b) within fourteen (14) days after the end of each calendar month (or so much sooner as a Shareholder may reasonably request for pressing legal or business reasons), prepare and submit to each of the Shareholders a financial reporting package substantially in accordance with the format established by the Holding Board from time to time;

     (c) within three (3) months after the end of each calendar year (or so much sooner as a Shareholder may reasonably request for pressing legal or business reasons), submit to the Shareholders for adoption in accordance with Article 4.1(e)(vi), the annual accounts of A2000 (including for the avoidance of doubt, a consolidated balance sheet and a consolidated income statement, reflecting the financial position and results of the whole of the A2000 Group);

     (d) make available to each of the Shareholders such additional financial and accounting information as such Shareholder may reasonably request in writing.

6.2 The financial reports referred to in Article 6.1(b) and the annual accounts of the members of the A2000 Group shall be prepared in accordance with the accounting policies and principles established, amended and supplemented in accordance with Article 4.1(i)(xiv) from time to time.

6.3 The first auditors of the A2000 Group shall be Arthur Andersen & Co., who shall be auditors of the A2000 Group only with respect to the 1995 financial year. For each subsequent year the auditors of the group shall be appointed by the Shareholders in accordance with Article 4.1(e)(v).

Article 7:  Distributions

7.1 The parties acknowledge that A2000 shall not make any distributions to the Shareholders from profits or reserves, unless the Shareholders decide otherwise by Qualified Shareholders' Resolution.

7.2 The parties shall procure that each member of the A2000 Group shall make sufficient distributions to A2000, within the limits of the law, so as to enable A2000 to pay its debts and meet its other commitments as and when due.

Article 8:  Supply of Goods and Services by Shareholders and Afffliates

8.1 Any arrangement for the supply of goods or services by a Shareholder or an affiliate of a Shareholder to any member of the A2000 Group shall be made on arms' length terms at competitive prices or rates. Where appropriate, tax efficiency (both in The Netherlands and in the US, where appropriate) shall be considered.

8.2 The parties confirm that the relevant affiliates of US WEST and UPC shall provide to the members of the A2000 Group the best resources and expertise available within the US WEST group and the combined UPC and Philips groups respectively, as requested by management and supported by the Business Plan, on the basis of Service Agreements which shall be negotiated and entered into by the relevant parties on a case-by-case basis. Unless specifically agreed otherwise among the parties hereto and the parties to any such Service Agreement, the parties' commitment to make available such resources and expertise shall continue at least until the end of the Initial Lock-up Period, provided that such commitment shall be extended to the end of the Extended Lock-up Period if no transfer of the relevant party's Joint Venture Interest takes place during the period between the end of the Initial Lock-up period and the beginning of the Extended Lock-up Period (if any), always subject to early termination in accordance with the provisions of the said agreements. Any resources and expertise provided pursuant to these Service Agreements may be used only by the A2000 Group and strict confidentiality undertakings will be included therein, prohibiting disclosure to third parties (specifically including shareholders and affiliates).

8.3 The parties shall procure that persons qualified to fulfil such job functions as may be determined from time to time by the Holding Board shall be seconded to the A2000 Group for the duration of this Agreement, at such terms as shall be agreed with the relevant member of the A2000 Group on a case by case basis, it being understood that the salary, secondary benefits and all costs associated with such secondees shall be for the account of that member of the A2000 Group, unless specifically agreed otherwise.

8.4 For the avoidance of doubt, the parties agree and confirm that no member of the A2000 Group shall be deemed to have acquired any right, title or interest with respect to any know-how, expertise or intellectual property of US WEST, Philips, UPC, any other Shareholder or any of their respective group companies, unless such right, title or interest is expressly and specifically created by separate agreement with the provider of such know-how, expertise or intellectual property (as the case may be).

 Article 9: Transfer of Joint Venture Interests

 9.1 General Prohibition

     The parties shall not Transfer their Joint Venture Interest or any part thereof, except if, as and when permitted by this Agreement.

 9.2 Permitted Transfers to Affiliates

     The parties may Transfer their Joint Venture Interests as follows:

     (a) US WEST shall be entitled at any time to transfer all (but not less than all) of its Joint Venture Interest to a legal entity incorporated in an OECD Member Country, which is a subsidiary of US WEST, Inc. or its successor company and in which US WEST, Inc. or its successor company owns consolidated capital and voting interests of more than 50%;

     (b) UPC shall be entitled at any time to transfer all (but not less than all) of its Joint Venture Interest to a legal entity incorporated in an OECD Member Country, which is either:

          (i) a subsidiary of Philips in which Philips owns consolidated capital and voting interests of more than 50%; or

          (ii) a subsidiary of UPC in which UPC owns consolidated capital and voting interests of more than 50 %, with respect to which no person owns a capital or voting interest exceeding the consolidated capital or voting interest (as the case may be) of Philips therein, and which would qualify as a subsidiary of Philips and United International Holdings, Inc. jointly;

     provided in every case that such Transfer may only be made if:

     (c)  the transferee agrees to become a party to this Agreement;

     (d) the transferor or its ultimate parent remains liable for financial compliance by the transferee with its obligations under this Agreement and all relevant other documents entered into pursuant hereto, unless the other party specifically consents to a release of the transferor in this respect; such release may not unreasonably be refused and must be granted if the transferee (or another entity) offers reasonably sufficient security and recourse;

     (e) the transfer is made subject to the condition (ontbindende voorwaarde) that the transferee shall continue to satisfy the conditions set forth in this Article 9.2; and

     (f) the persons who will be nominated for appointment to one of the Group Boards by the transferee, will continue to be employees or retained representatives of US WEST or UPC (as the case may be) and their respective affiliates, except if otherwise agreed with the other party.

 9.3 Standstill Period

     Other than as permitted by Article 9.2, the parties shall not Transfer their Joint Venture Interests or any part thereof during the Initial Lock-up Period. The parties shall be free to Transfer their Joint Venture Interests in accordance with Article 9.4 thereafter. In the event that the A2000 Group becomes licensed or otherwise authorised to provide Voice Telephony services in the Greater Amsterdam Area, the parties shall not Transfer their Joint Venture Interests or any part thereof during the Extended Lock-up Period, provided that in the event that either party gives notice of its intention to do so to the other party at least twelve (12) months before the end of the Initial Lock-up Period, the party giving such notice may make a Transfer of its

     Joint Venture Interest as soon as reasonably practicable after the Initial Lockup Period subject to and in accordance with Article 9.4.

 9.4 Right of First Refusal

     After the expiry of the relevant period referred to in Article 9.3, a party hereto (the "Offering Party") may Transfer all (but not less than all) of its Joint Venture Interest in accordance with the following provisions:

     (a) the Offering Party must have entered into a bona fide, binding agreement (the "Third Party Agreement") with a person (the "Third Party") which is not a group company of the Offering Party and which is not (and is not an affiliate of) a direct competitor of the A2000 Group, the other party to this Agreement (the "Remaining Party") or the Remaining Party's ultimate parent;

     (b) the Third Party Agreement must contain at least the following provisions:

          (i) a bona fide offer of the Third Party to acquire all of the Offering Party's Joint Venture Interest for an all-cash purchase price, payable at the time of Transfer of such interest, subject to no other terms and conditions than those which are expressly contained in the Third Party Agreement; and

          (ii) the acceptance by the Third Party of an obligation to become a party to this Agreement, in the event that the Transfer of the Offering Party's Joint Venture Interest to the Third Party in accordance with the Third Party Agreement proceeds;

     (c) within ninety (90) days after the execution of the Third Party Agreement, the Offering Party must give written notice to the Remaining Party of its intention to Transfer its Joint Venture Interest (the "Offer Notice"), together with a certified copy of the Third Party Agreement and reasonable evidence of the genuineness thereof and of the ability of the Third Party to meet its obligations under the Third Party Agreement as and when due;

     (d) upon receipt of an Offer Notice, the Remaining Party may choose to do one of the following things:

          (i) it may agree to acquire the Offering Party's Joint Venture Interest for the price and on the other terms set forth in the Third party Agreement, as if it were the Third Party; or

          (ii) it may agree that the Offering Shareholder Transfers the Offering Shareholder's Joint Venture Interest to the Third Party, upon the terms and conditions set forth in the Third Party Agreement;

          such choice must be made known by notice in writing sent by the Remaining Party to the Offering Party within ninety (90) days after receipt of the Offer

          Notice by the Remaining Party (the "Refusal Notice"); if the Remaining Party fails timely to give a Refusal Notice, it shall be deemed to have chosen the option described in Article 9.4(d)(ii);

     (e) if the Refusal Notice is not timely given or if it reflects the option described in Article 9.4(d)(ii), the Offering Party shall be free to Transfer its Joint Venture Interest to the Third Party upon the terms set forth in the Third Party Agreement, within sixty (60) days after the date of the Offer Notice; if such Transfer does not take place within such period, the Offering Party shall no longer be free to Transfer its Joint Venture Interest and shall be required again to comply in full with the provisions of this Article 9.4;

     (f) if the Refusal Notice reflects the option described in Article 9.4(d)(i), the Offering Party shall Transfer its Joint Venture Interest to the Remaining Party in accordance with the terms set forth in the Third Party Agreement at a place within the Greater Amsterdam Area and at a time and date to be nominated by the Remaining Party, not being more than sixty (60) days after the date of the Offer Notice.

 9.5 Initial Public Offering

     The parties acknowledge that it may be in their mutual interest and in the interest of the A2000 Group to arrange for an initial offering to the public of securities representing their respective Joint Venture Interests at some point in time. Such initial public offering shall only take place by mutual agreement between the parties, on terms to be negotiated between them as and when they decide to do so.

 9.6 Obligation to Take Non-Discretionary Action

     The parties agree that they shall do, and that they shall cause their respective affiliates and the members of the A2000 Group to do, all such acts and things as may in the reasonable opinion of one of the parties hereto be necessary or useful to effect a Transfer which is or shall be permitted by the terms of this Agreement, including without limitation granting such permissions or voting in support of such resolutions as may under the terms of any relevant articles of association be requisite to consummate any such Transfer.

Article 10:  Confidentiality and Non-Competition

10.1 The parties hereby covenant and undertake with each other that they will not at any time disclose or use for any purpose this Agreement, information about its contents, or any information concerning the members of the A2000 Group or their business or affairs, except:

     (a) to the extent required by law or any competent authority after consultation with each other;

     (b) to its professional advisers under conditions of confidentiality and only to the extent necessary for any lawful purpose of such party; or

     (c) to the extent that such information is at the date hereof or hereafter becomes public knowledge otherwise than through improper disclosure by any person.

10.2 Neither party shall make any announcement to the press or otherwise regarding the entering into of this Agreement or the transactions contemplated herein without the prior written permission of the other party, which permission shall not be unreasonably refused or delayed.

10.3 During the continuance of this Agreement, neither party hereto shall, either alone or jointly with others, or as adviser, manager, consultant or agent of any person, directly or indirectly, incorporate, establish or engage in any business competing with any of the wirebound telecommunications businesses carried on by any member of the A2000 Group within the Greater Amsterdam Area.

Article 11:  Miscellaneous

11.1 General Representation and Warranty

     Each party hereto represents and warrants to the other party that:

     (a) it is a corporation duly incorporated and validly existing under the laws of the jurisdiction referred to in the introduction to this Agreement, with the power to own its assets and to conduct its business in the manner presently conducted;

     (b) it has full corporate power and capacity and has obtained all corporate and other approvals necessary to enter into this Agreement and all further documents required to be entered into pursuant hereto, as well as to perform its obligations hereunder and thereunder as and when due;

     (c) this Agreement constitutes its binding and valid obligations, enforceable in accordance with their terms;

     (d) neither its execution of this Agreement and of the further documents required to be entered into pursuant hereto nor its consummation of the transactions contemplated hereby or thereby will constitute a violation of, or be in conflict with, or constitute or create a default under any agreement or arrangement binding on it; and

     (e) no statutory or regulatory rule or order of a Court or a governmental body is in effect which restrains or prohibits it entering into this Agreement and the further documents required to be entered into pursuant hereto, or consummating the transactions contemplated hereby or thereby, nor is there (so far as it is aware) pending or threatened any action, suit, proceeding or investigation by any person, entity or governmental body which questions or might jeopardise the validity of this Agreement.

11.2 Previous Arrangements

     The parties confirm that this Agreement supersedes all previous agreements and arrangements made between them with respect to the subject matter hereof, including without limitation the Memorandum of Understanding and the Heads of Agreement.

11.3 Costs

     Unless this Agreement expressly provides otherwise, all costs and expenses incurred by either party in the negotiation and execution of this Agreement and the consummation of the transactions contemplated herein, shall solely be borne by and be for the account of such party.

11.4 Duration

     This Agreement shall continue in full force and effect until the earlier of
     (a) termination by agreement among both parties (or their respective permitted transferees), and (b) such time as all of the A2000 Shares shall be wholly-owned by one of the parties hereto (or its permitted transferee).

11.5 Assignment

     Neither party shall be entitled to assign all or part of its rights and obligations under this Agreement without the prior written permission of the other party, except that a party may assign all (but not less than all) of its rights and obligations hereunder as part of the Transfer of its Joint Venture Interest in accordance with Article 9.2, paragraph (a) or
     (b).

11.6 Notices

     (a) All notices and other communications to be given or made under this Agreement shall be delivered to the parties in person or sent by registered letter, postage prepaid and return receipt requested, or by telefax as follows:

          if to US WEST, to:                US WEST International BV
          Attn:                             General Counsel
          Telefax:                           +1-303-793-6294
          Address:                          7800 East Orchard Road
                                            Suite 200
                                            Englewood, Colorado 80111-2526
                                            United States of America

          if to UPC, to:                    United and Philips Communications BV
          Attn:                             General Counsel
          Telefax:                           +31-20-578-9840
          Address:                          Fred. Roeskestraat 123
                                            1076 EE Amsterdam
                                            The Netherlands

     (b) Either party may change its address for the purpose of this Agreement by giving notice of such change to the other parties in accordance with the provisions of this Article 11.6.

     (c) Any notice or other communication sent by registered mail shall be deemed to have been received by the party to whom it was sent on the day shown as the day of receipt on the return receipt sent with the same. Any notice or other communication sent by telefax shall be deemed, in the absence of proof to the contrary, to have been received by the party to whom it was sent on the date of despatch, provided that the report generated by the sender's telefax machine shows that all pages of such notice or other communication were properly transmitted to the recipient's telefax number.

11.7 Compliance with Laws

     All actions undertaken in connection with this Agreement shall comply with all applicable laws, including without limitation:

     (a) the United States Foreign Corrupt Practices Act, if applicable to the A2000 Group;

     (b) the Export Control Laws and Regulations of the United States, if applicable to the A2000 Group;

     (c) the Modification of final Judgement, and all related orders, decrees and stipulations entered by the United States District Court, District of Columbia, in United States versus Westen Electric Co., et al, Civil
                          -----------------------------------------------
          Action number 82-0192.

11.8 Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of The Netherlands.

11.9 Disputes

     Any dispute arising under or in connection with this Agreement shall be settled by the competent courts in Amsterdam, The Netherlands, subject to appeal and appeal in the second instance (cassatie).

IN WITNESS WHEREOF this Agreement was duly executed in Amsterdam by the parties hereto in two counterparts on the date first above written.

for and on behalf of
US WEST INTERNATIONAL BV


_____________________________

By:    A. Gary Ames
Title: Attorney-in-fact


for and on behalf of
UNITED AND PHILIPS COMMUNICATIONS BV


  /s/ Jacques C.S.E. Hackenburg              /s/ David M. d'Ottavio
---------------------------------------   ------------------------------------
By:    Jacques C.S.E. Hackenberg          By:    David M. d'Ottavio
Title: Managing Director                  Title: Managing Director

Each of US WEST INTERNATIONAL HOLDINGS, INC., PHILIPS MEDIA BV and UNITED INTERNATIONAL HOLDINGS, INC. hereby covenants and agrees with the others of them and with the parties to this Agreement that it shall ensure that no Transfer or issue of shares in any person in which it directly or indirectly owns a capital or voting interest and which in turn directly or indirectly owns a capital or voting interest in A2000 shall take place without the prior written approval of the other of them, unless after such Transfer or issue the Shareholders shall continue to qualify under each of the criteria set forth in Article 9.2(a) (in the case of US WEST) or Article 9.2(b) (in the case of UPC), applied mutatis mutandis where appropriate.

for and on behalf of
US WEST INTERNATIONAL HOLDINGS, INC.


----------------------------------
By:    A. Gary Ames
Title: President and Chief Executive Officer


for and on behalf of
PHILIPS MEDIA BV


    /s/ Ton H.E. Voskuijlen
----------------------------------
By:    Ton H.E. Voskuylen
Title: Attorney-in-fact


for and on behalf of
UNITED INTERNATIONAL HOLDINGS, INC.


----------------------------------
By:    Bernard G. Dvorak
Title: Chief Financial Officer

 THE SCHEDULE:      THE CURRENT BUSINESS PLAN